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EXHIBIT 3

                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------

To the Board of Directors and
Shareholders of Victory Capital Holdings Corporation
(Fka New Environmental Technologies Corporation)
San Diego, California

We hereby consent to the incorporation by reference in this Registration Statement of Victory Capital Holdings Corporation (Fka New Environmental Technologies Corporation), on Form S-8 POS, of our audit report dated March 17, 2003, which includes an emphasis paragraph relating to the Company's ability to continue as a going concern, of Victory Capital Holdings Corporation (Fka New Environmental Technologies Corporation), for the year ended December 31, 2002, and to all references to our firm included in this Registration Statement.


/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
February 23, 2004